Exhibit 10.a

FIRST AMENDMENT TO
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT

This First Amendment to the Employment and Change of Control Agreement by and among First Bancorp (the “Company”), First Bank (the “Bank”) and the undersigned executive officer (the “Employment Agreement”) is made as of the 3rd day of October, 2023 (the “Effective Date”).

WHEREAS, the Securities and Exchange Commission (the “SEC”) has promulgated Rule 10D-1 and The Nasdaq Stock Market LLC (“Nasdaq”) has established Listing Rule 5608 with respect to “erroneously awarded compensation” (as defined in Listing Rule 5608); and

WHEREAS, the Company, the Bank and the undersigned executive officer (the “Executive”) desire to amend the Agreement as provided herein to implement compliance by the Company and Executive with the requirements of Rule 10D-1 and Listing Rule 5608.

NOW, THEREFORE, the Company, the Bank and Executive agreed that:

Section 1. The Company and Executive agree that the Excess Incentive-Based Compensation Recovery Policy adopted by Audit Committee of the Board of Directors of the Company (the “Board”) and ratified by the Board, dated October 23, 2023, and all amendments thereto hereafter adopted by the Audit Committee (the “Policy”), shall be deemed applicable to all existing and future Incentive-Based Compensation Awards (as such term is defined in the Policy) awarded to Executive.

Section 2. Executive agrees to promptly perform and comply with all recovery actions taken by the Audit Committee, or by the Company at the direction of the Audit Committee, pursuant to the Policy.

Section 3. Except as specifically provided in this Amendment, the terms, conditions and provisions of the Employment Agreement shall remain in full force and effect.

Executed and delivered as of the Effective Date.

FIRST BANCORP

By:

FIRST BANK

By:

Executive